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                                CONTRACT SCHEDULE

OWNER: [John Doe]                             SEX: [M] AGE AT ISSUE: [50]

JOINT OWNER: [Jane Doe]                       SEX: [F] AGE AT ISSUE: [50]

ANNUITANT: [John Doe]                         SEX: [M] AGE AT ISSUE: [50]

CONTRACT NUMBER: [12345678]                   ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Non-Qualified]                    MATURITY DATE: [February 15, 2046]

PRODUCT CLASS: Preference Premier B Class

PURCHASE PAYMENT: [$100,000.00]

MAXIMUM DISABILITY WAIVER ATTAINED AGE: [65]

MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE: [85]

MAXIMUM NURSING HOME OR HOME HOSPITAL CONFINMENT RIDER ISSUE AGE: [85]

PURCHASE PAYMENTS:                  [No payment can be made after the Owner,
                                    oldest Joint Owner (or the Annuitant if
                                    non-natural owner) reaches age [91]].

                                    [If the Guaranteed Minimum Income Benefit
                                    Rider - Living Benefit (GMIB Rider) (the
                                    "Rider"), is in force on your Contract, we may reject subsequent Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the same Rider available for new contract purchases:

                                    .    A change in the GMIB Rider Charge

                                    .    A change in the Dollar-for-Dollar
                                         Withdrawal Percentage

                                    .    A change in the Annual Increase
                                         Accumulation Rate

                                    .    A change in the Basis of GMIB Annuity
                                         Table

                                    .    The Rider is no longer offered by us to
                                         new or existing owners.]

   MINIMUM SUBSEQUENT
   PURCHASE PAYMENT:                [$500.00.] However, for IRAs, and Roth IRAs,
                                    in order to avoid cancellation of the
                                    Contract, we will accept a Purchase Payment of at least [$50] once in every 24 month period. We will also accept subsequent
                                    Purchase Payments as required under
                                    applicable law and federal tax law.

   MAXIMUM TOTAL PURCHASE
   PAYMENTS:                        [$1,000,000.00]
                                    We will accept amounts up to [$1,000,000] without underwriting. Amounts in excess of [$1 million], but not more than $5 million, will be accepted if the following criteria are met: (a) oldest owner is less than 71,
                                    (b) total amount invested in contract is less than 40% of net worth, (c) source of funds is a U.S. bank or brokerage account.

[PURCHASE PAYMENT CREDITS:          [6%] of each Purchase Payment for cumulative
                                    Purchase Payments received during the first
                                    Contract Year.]

PPS-5-NY (9/10)-B

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                                    [The expenses for a contract with Purchase
                                    Payment Credits are higher than a similar contract without Purchase Payment Credits, and the additional expenses attributable to the credits may more than offset the amount of the Purchase Payment Credit. This Product has a withdrawal charge greater than products without Purchase Payment Credits. The additional Withdrawal Charge applied to Purchase Payments withdrawn for year one since a Purchase Payment is made is 1%, year two 2%, years three through seven 1%, year eight 2%, and year nine 1%. This additional Withdrawal Charge will be assessed to offset the cost for providing the Purchase Payment Credit.]

MINIMUM ACCOUNT
BALANCE REQUIRED:                   $2,000.00

BENEFICIARY:                        As designated by you as of the Issue Date
                                    unless changed in accordance with the
                                    Contract provisions.

PRODUCT CHARGES:
   SEPARATE ACCOUNT:                WE ASSESS CERTAIN DAILY CHARGES ON AN ANNUAL
                                    BASIS TO THE PERCENTAGES SET OUT BELOW OF
                                    THE AVERAGE DAILY NET ASSET VALUE OF EACH
                                    INVESTMENT DIVISION OF THE SEPARATE ACCOUNT:

                                    Separate Account Charges: [1.25%]

                                    Additional Separate Account Charge on
                                    Investment Divisions:
                                       [American Funds]   [0.25%]

                                    Death Benefit Rider Charge: [0.20%]

ANNUAL CONTRACT FEE:                The Annual Contract Fee is [$30.00] each
                                    Contract Year. If a total withdrawal is made during the Accumulation Period, the full
                                    Annual Contract Fee will be deducted at the time of the total withdrawal. If your Account Balance on the last day of the Contract Year is at least [$50,000.00] , then no Annual Contract Administrative Fee is deducted. On the Annuity Calculation
                                    Date, a pro-rata portion of the Annual
                                    Contract Fee for the applicable portion of the Contract Year will be deducted from the Account Balance as described above. On the Annuity Calculation Date, if your Account
                                    Balance is at least [$50,000.00], then no Annual contract Fee is deducted.

SEPARATE ACCOUNT:                   Metropolitan Life Separate Account E

ALLOCATION REQUIREMENTS:

(1) Currently, you can select from any of the Investment Divisions. However, we reserve the right to limit this in the future. [However, if the GMIB Rider is attached to the Contract and in force you can only make allocations to the GMIB Rider Investment Divisions.]

(2) Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: We may limit the number of transfers per Contract Year up to a maximum of [12] (excluding transfers resulting from our automated strategies), identified as Rebalancer, Index Selector and Enhanced Dollar Cost Averaging. [If the GMIB Rider is attached to the Contract and in force you may only make transfers between the GMIB Rider Investment Divisions.]

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year (excluding those related to our automated strategies), we may deduct a Transfer Fee of up to [$25.00] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Investment Division from which the transfer is made. However, if the entire interest in the account option is being transferred, the Transfer Fee will be deducted from the amount that is transferred.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from an Investment Division (excluding transfers resulting from our automated strategies) is [$500.00] or your entire interest in the Investment Division, if less.

PPS-5-NY (9/10)-B

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[TRANSFER AND ALLOCATION LIMITS:

If the GMIB Rider (the "Rider") is attached to the Contract and the GMIB Rider is terminated under the Termination of Rider provision effective on the date the Rider is no longer in force, no transfers or allocations may be made to the GMIB Rider Investment Divisions, as applicable. You will have access to the other Investment Divisions currently available.]

WITHDRAWALS: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

     1. Earnings in the Contract (Earnings are equal to your Account Balance less Purchase Payments not previously withdrawn); then

     2.   The Free Withdrawal Amount described below, if any; and then

     3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

          Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES

            NUMBER OF COMPLETE YEARS
            FROM RECEIPT OF PURCHASE PAYMENT   % CHARGE
            --------------------------------   --------
            0                                  7
            1                                  6
            2                                  6
            3                                  5
            4                                  4
            5                                  3
            6                                  2
            7 and thereafter                   0

No withdrawal charge will be deducted in the event of:

1.   Maturity of the Contract; or

2.   Payment of the Death Benefit; or

3.   Application of your Adjusted Account Balance to an Annuity Option; or

4.   Any waiver included subject to the issuance of a Rider.

5. If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other account balances. This exception does not apply to non-qualified or Roth IRA annuities.

6. If you properly "re-characterize" as permitted under Federal Tax Law your MetLife traditional IRA deferred annuity or MetLife Roth IRA deferred annuity.

7. If your initial Purchase Payment is exchanged from a MetLife or MetLife affiliate variable annuity contract to this annuity contract, no Withdrawal Charges will be deducted from your initial Purchase Payment.

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Balance free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This amount is non-cumulative.

A Withdrawal Charge will not be assessed against Earnings withdrawn from your Contract. The Earnings are equal to the Account Balance minus the Purchase Payments not previously withdrawn from your Contract.

A Withdrawal Charge will not be assessed against any withdrawal in the first Contract year that is part of a monthly systematic withdrawal program in which the monthly withdrawal amount does not exceed 1/12 of [10%] of total Purchase Payments.

MINIMUM PARTIAL WITHDRAWAL: [$500.00]

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000.00]

PPS-5-NY (9/10)-B

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ANNUITY OPTION INFORMATION:
--------------------------

     1. [The Annuity Date will be no later than the Maturity Date, or to a later date if we agree. The Maturity Date is the later of the first Contract Anniversary after the Annuitant's 90th birthday or 10 Years from the Issue Date.]

     2.   The Annuity Date must not be less than 30 days from the Issue Date.

     3. For Variable Income Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 4.00%.

     4. For Fixed Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at 3%.

[INITIAL EDCA PERIOD: 12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ADMINISTRATIVE OFFICE:

MetLife
[PO Box 10342
Des Moines, IA 50306-0342]

PPS-5-NY (9/10)-B

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Enhanced Dollar Cost Averaging Rider
Death Benefit Rider (Greater of Return of Purchase Payments/5th Step-up) Death Benefit Rider (Annual Step-up)
Purchase Payment Credit Rider
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Waiver of Withdrawal Charge for Disability Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
Unisex Annuity Rates Endorsement
Qualified Distribution Program Endorsement
Non-Qualified Annuity Endorsement
Spousal Continuation Endorsement]

PPS-5-NY (9/10)-B